SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement     [_] Soliciting Material Under Rule 14a-12
[_] Confidential, For Use of the
  Commission Only (as permitted
  by Rule 14a-6(e)(2))
[x] Definitive Proxy Statement
[_] Definitive Additional Materials

INNOVEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 4, 2009
___________________

TO THE SHAREHOLDERS OF
INNOVEX, INC:

Notice is hereby given that the Annual Meeting of Shareholders of Innovex, Inc. will be held at Innovex’ headquarters located at 3033 Campus Drive, Suite E180, Plymouth, Minnesota 55441 on Wednesday, February 4, 2009 at 9:00 a.m., Central Time, for the following purposes:

1.	To elect six directors to hold office until the next Annual Meeting of Shareholders or until their respective successors are elected.

2.	To ratify the appointment of BDO Seidman LLP as independent registered public accountants for the fiscal year ending October 3, 2009.

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

For your convenience, we are also offering a Webcast of the meeting.  If you choose to view the Webcast, go to www.innovexinc.com/investor.shtml shortly before the meeting time and follow the instructions provided.  If you miss the meeting, you can view a replay of the Webcast on that site until April 30, 2009.

The Board of Directors has fixed the close of business on December 15, 2008 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

John M. Clark III, Chairman of the Board

Plymouth, Minnesota
December 23, 2008

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON.  SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.  THIS PROXY IS SOLICITED ON BEHALF OF INNOVEX.

TABLE OF CONTENTS

i

INNOVEX, INC.
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PROXY STATEMENT
____________________

Solicitation of Proxies

This proxy statement is furnished to the shareholders of Innovex, Inc. (“we” or “Innovex”) in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders to be held on February 4, 2009.  Our corporate offices are located at 3033 Campus Drive, Suite E180, Plymouth, Minnesota 55441, and our telephone number is (763) 383-4000.  The mailing of this proxy statement to our shareholders commenced on or about December 23, 2008.

For your convenience, we are also offering a Webcast of the meeting.  If you choose to view the Webcast, go to www.innovexinc.com/investor.shtml shortly before the meeting time and follow the instructions provided.  If you miss the meeting, you can view a replay of the Webcast on that site until April 30, 2009.

Cost and Method of Solicitation

The cost of this solicitation will be borne by us.  In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, facsimile or in person.  We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and we will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

We have outstanding only one class of stock, $.04 par value common stock, of which 19,443,153 shares were issued and outstanding and entitled to vote at the close of business of December 15, 2008.  Each share of common stock is entitled to one vote.  Only shareholders of record at the close of business on December 15, 2008 will be entitled to vote at the meeting.

Quorum and Voting Requirements

Under Minnesota law, a quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting.  Votes cast by proxy or in person at the Annual Meeting of Shareholders will determine whether or not a quorum is present.

Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purposes of determining the existence of a quorum at the Annual Meeting of Shareholders.  Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the shareholders for a vote.  If you abstain from voting on any of the proposals, it has the same effect as a vote against that proposal.

A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors.  You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors.  If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

Each other item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a greater of: (a) a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares that would constitute a quorum.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal.

Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone) in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.  Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.  You will not be able to vote your shares via the Webcast.  If you plan to view the Webcast, please submit your vote using the enclosed proxy.

Revoking A Proxy

Any proxy may be revoked at any time before it is voted by written notice to the Secretary of Innovex, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting.  If not so revoked, the shares represented by such proxy will be voted.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2009 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our board of directors in accordance with our bylaws.  Under our bylaws, special meetings of our shareholders may be held at any time for any purpose and may be called by the chairman of our board, our chief executive officer, our chief financial officer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.  The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting.  For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted.  For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2010 Annual Meeting.”

Our bylaws may be amended or altered by a vote of the majority of the whole board at any meeting.  The authority of the board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt, amend, or repeal bylaws adopted, amended, or repealed by the board.  Additionally, the board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY
PRINCIPAL HOLDERS AND MANAGEMENT

The following table includes information as of December 15, 2008 concerning the beneficial ownership of our common stock by (i) all persons who are known to us to beneficially hold more than five percent of our common stock; (ii) each of our directors and director nominees; (iii) each executive officer named in the Summary Compensation Table set forth below (the “Named Executive Officers”); and (iv) all of our current directors and executive officers as a group.  Unless otherwise indicated, all shares represent sole voting and investment power.  Unless otherwise indicated, the business address of each person is 3033 Campus Drive, Suite E180, Plymouth, Minnesota 55441.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Perkins Capital Management, Inc. (2) 730 East Lake Street Wayzata, MN 55391	6,741,400	34.7%

State of Wisconsin Investment Board (3) P.O. Box 7842 Madison, WI 53707	1,782,516	9.2%

Dimensional Fund Advisors LP (4) 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	1,057,932	5.4%

Terry M Dauenhauer (5)(6)	348,267	1.8%

D. Allen Andersen (6)	50,000	*

Philip D. Ankeny (6)	70,000	*

John M. Clark III (6)	20,000	*

Kenneth L. White (6)	20,000	*

Thira Wipuchanin (6)	—	*

Randy L. Acres (5)	—	*

Brian R. Dahmes (5)	102,325	*

William P. Murnane (5)(7)	37,881	*

Douglas W. Keller (5)(8)	33,596	*

Keith A. Foerster (5)(9)	11,000	*

E. Thomas Atchison (5)(10)	26,851	*

All current executive officers and directors as a group (8 persons)	610,592	3.1%

*Less than 1%

(1)
Includes the following number of shares which may be purchased pursuant to the exercise of stock options within sixty days of December 15, 2008:  Mr. Dauenhauer, 160,334 shares; Mr. Andersen, 50,000 shares; Mr. Ankeny, 70,000 shares; Mr. Clark, 20,000 shares; Mr. White, 20,000 shares; Mr. Dahmes, 79,834 shares and all current directors and officers as a group, 400,168 shares.

(2)
Based upon an Amendment No. 4 to Schedule 13G filed by Perkins Capital Management, Inc. (“Perkins”), on December 5, 2008 with respect to holdings as of November 30, 2008.  Perkins is an investment adviser and reports sole voting control over 4,034,400 shares and dispositive control over 6,741,400 shares.

(3)
Based upon a Schedule 13G filed on February 8, 2008.  The State of Wisconsin Investment Board is a government agency that manages public pension funds subject to provisions comparable to ERISA.  The shareholder reports sole voting and dispositive control over all shares.

(4)
Based on an Amendment No. 2 to Schedule 13G filed on February 6, 2008 by Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, with respect to holdings as of December 31, 2007.  Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts.  These investment companies, trusts and accounts are the “Funds.”  In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of Innovex described in this schedule that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds.  However, all securities reported in this schedule are owned by the Funds.  Dimensional disclaims beneficial ownership of such securities.

(5)	Named Executive Officer.
(6)	Serves as a director of Innovex and has been nominated for election or re-election at this 2009 Annual Meeting of Shareholders.
(7)
Mr. Murnane ceased serving as our Chief Executive Officer on December 15, 2007 but continued to serve as our employee and Chairman of the Board until July 16, 2008 and as a director until July 23, 2008.  Beneficial ownership is based on reports filed by Mr. Murnane under Section 16 of the Securities Exchange Act of 1934.

(8)
Mr. Keller ceased serving as our Vice President, Finance and Chief Accounting Officer as of April 30, 2008. Beneficial ownership is based on reports filed by Mr. Keller under Section 16 of the Securities Exchange Act of 1934.

(9)
Mr. Foerster ceased serving as our Senior Vice President, Development and Sales effective April 30, 2008.  Beneficial ownership is based on reports filed by Mr. Foerster under Section 16 of the Securities Exchange Act of 1934.

(10)
Mr. Atchison ceased serving as our Vice President and Managing Director of Innovex Thailand effective December 31, 2007. Beneficial ownership is based on reports filed by Mr. Atchison under Section 16 of the Securities Exchange Act of 1934.

PROPOSAL 1:
ELECTION OF DIRECTORS

Under our Amended and Restated Bylaws, the Board of Directors must consist of not less than 3 nor more than 9 directors, as may be designated by resolution of the Board of Directors from time to time.  The Board of Directors has set the number of directors at six.  The Governance Committee has nominated, and the Board of Directors has ratified the nomination of, the six persons named below.  All of the nominees are currently directors of Innovex.

It is anticipated that the proxies will be voted for the nominees named below, and the Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director if elected.  In the event that any nominee named below is unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

Information Regarding Nominees

Name and Age	Principal Occupation and Other Directorships	Director Since

D. Allen Andersen Age 57
Since August 2006, Mr. Andersen has been a private investor.  From 2005 through August of 2006, Mr. Andersen was a Senior Advisor to the Sun Hung Kai Properties Direct Investments Ltd., the private equity arm of the Sun Hung Kai Properties Group.  Mr. Andersen was a Managing Director of PAMA Group (Hong Kong) Ltd., an Asia-based private equity investment firm, from 1998 to 2005.  Previously Mr. Andersen was a member of Innovex’ Board from December 2002 to January 2004 and held various management positions with Asia Access Investment Company, Richina Group, Continental Grain Company and General Mills.  Mr. Andersen earned an M.B.A. from the Harvard Graduate School of Business Administration and holds a B.S. in Accounting and Chinese from Brigham Young University.  Mr. Andersen is currently a director of Nu Skin Enterprises, Inc.

2006
Philip D. Ankeny Age 45
Philip D. Ankeny joined SurModics as its Vice President and Chief Financial Officer in April 2003 with the additional responsibilities of Vice President, Business Development added in April 2004.  He was promoted to Senior Vice President and Chief Financial officer of SurModics in May 2006.  Prior to joining SurModics, he served as Chief Financial Officer for Cognicity, Inc. from 1999 to 2002.  Prior to that, Mr. Ankeny served as a Partner at Sherpa Partners, LLC, a venture capital and venture development firm, from 1998 to 1999.  He also spent five years in investment banking at Robertson Stephens and Morgan Stanley.  In addition, his operating experience includes over five years with IBM and Shiva in sales, marketing and business development roles.  Mr. Ankeny received an A.B. degree in Economics and Engineering from Dartmouth College in 1985 and an M.B.A. from Harvard Business School in 1989.

2004

Name and Age	Principal Occupation and Other Directorships	Director Since

John M. Clark III Age 58
In July 2008, Mr. Clark was elected Chairman of the Company. Mr. Clark retired from National Semiconductor Corporation in October 2007. Mr. Clark joined National as in-house lawyer in 1978. From 1992 through 2007, Mr. Clark served as Senior Vice President, General Counsel and Secretary. Mr. Clark is Chairman of the Law Committee of the Semiconductor Industry Association (SIA) as well as National’s Board Alternate to SIA. Mr. Clark received his B.A. from Rice University in 1972 and his J.D. from Stanford Law School in 1975.
February 1, 2008
Terry M. Dauenhauer Age 56	Mr. Dauenhauer was appointed to the Board of Directors on October 23, 2007 and was appointed as our Chief Executive Officer on December 15, 2007. From January 2004 until his appointment as our CEO, he served as our Senior Vice President and Chief Operating Officer. From 1993 to 1997, he spent five years with Seagate Technology as Vice President of Thailand Operations and World Wide Product Performance. Mr. Dauenhauer holds a B.S. in Electrical Engineering from the University of Illinois.	2007
Kenneth L. White Age 62
Currently Mr. White is Executive Director of Finansa Public Company Limited, a regional merchant bank and investment management company headquartered in Bangkok.  Mr. White also serves as Chairman of Finansa Credit Ltd., and Executive Director of Finansa Asset Management Ltd.  Prior to joining Finansa in 2001, Mr. White served as Managing Director of Pacific Siam Strategic Consulting Company Ltd., an advisory services firm from 1992 to 2001. Mr. White was previously employed as General Manager for Thailand by the Chase Manhattan Bank from 1986 to 1992.  He serves as  a director and Audit Committee Member for publicly listed corporations, Minor International PCL, and Goodyear (Thailand) PCL. He is currently a Governor of the American Chamber of Commerce in Thailand.
February 1, 2008
Thira Wipuchanin Age 59
Mr. Wipuchanin is currently serving as a director and the Chairman of the Audit Committee for United Palm Oil Industry Public Co. Ltd. and a director and a member of the Audit Committee for Siam Makro Public Co., Ltd. In addition, Mr. Wipuchanin serves as a director for both Precious Shipping Public Co. Ltd. and Dharmniti and Truth Co., Ltd. Mr. Wipuchanin was a Senior Executive Vice President for the Export-Import Bank of Thailand and was employed by the Export-Import Bank of Thailand from 1998 through 2003.

September 16, 2008

Vote Required

Under Minnesota law and our Amended and Restated Bylaws, directors are elected by a plurality of the votes cast at the meeting by holders of common stock voting for the election of directors.  This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR”
THE ELECTION OF EACH OF THE NOMINEES
___________________________

CORPORATE GOVERNANCE

Board Independence

The Board undertook a review of director independence in October 2008.  As part of that process, the Board reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Innovex, our executive officers and our auditors, and other matters bearing on the independence of directors.  As a result of this review, the Board affirmatively determined that Messrs. Andersen, Ankeny, Clark, White and Wipuchanin are independent as defined by the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission.  Mr. Dauenhauer is not independent under the Nasdaq Marketplace Rules because he serves as our Chief Executive Officer.

Committees of the Board of Directors and Committee Independence

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance Committee.  The composition and function of these committees are set forth below.

Audit Committee.  The Audit Committee assists the Board by reviewing the integrity of our financial accounting and reporting, the system of internal controls established by management, and the adequacy of auditing relative to these activities.  The Audit Committee has the ultimate authority for engaging our independent auditors, pre-approving all fees and audit and non-audit services to be provided by the auditors, overseeing the auditors, reviewing and evaluating significant matters relating to our audit and internal controls; and reviewing the scope and results of audits by, and recommendations of, our independent auditors.  In addition, the Audit Committee reviews our audited financial statements and considers major changes and questions of choice regarding appropriate auditing and accounting principles and practices to be followed in the preparation of the our financial statements.

The Audit Committee operates under a written charter last amended by the Board of Directors on October 15, 2004.  A copy of the current Charter of the Audit Committee is available on the “Investor Relations” section of our website, www.innovexinc.com.  The Audit Committee consists of Messrs. Ankeny (Chair), Clark ,White and Wipuchanin.  During fiscal year 2008, the Audit Committee met six times.

The Board of Directors has determined that each member of the Audit Committee is an “independent” director as that term is defined by Nasdaq Marketplace Rules and Rule 10A-3 of the Securities Exchange Act of 1934 (the “1934 Act”).  The Board of Directors has reviewed the education, experience and other qualifications of each of the members of its Audit Committee.  After review, the Board of Directors has determined that Mr. Ankeny meets the Securities and Exchange Commission definition of an “audit committee financial expert.”  A report of the Audit Committee is set forth below.

Compensation Committee.  The Compensation Committee operates under a written charter, available on the “Investor Relations” section of our website, www.innovexinc.com.  The Compensation Committee reviews and approves the compensation and terms of employment of our Chief Executive Officer and our senior management.  Among its other duties, the Compensation Committee oversees all significant aspects our compensation plans and benefit programs.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer and other executive officers and evaluates their performance in light of these goals and objectives.  The members of the Compensation Committee are Messrs. White (Chair), Andersen, Clark and Wipuchanin.

The Charter of the Compensation Committee requires that the committee consist of no fewer than two members, each of whom must be “independent” according to the Nasdaq Marketplace Rules and the rules of the Securities and Exchange Commission, and each of whom must be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.  Each member of the Compensation Committee meets these requirements.  During fiscal year 2008, the Compensation Committee met seven times.

Governance Committee.  The Governance Committee operates under a written charter and is responsible for (i) identifying, evaluating and approving individuals qualified to serve as members of the Board, (ii) administering our governance guidelines, (iii) reviewing our overall corporate governance and making improvements, when necessary; and (iv) overseeing the evaluation of the Board and management.  The current members of the Governance Committee are Messrs. Clark (Chair), Andersen, Ankeny and Wipuchanin.  During fiscal year 2008, the Governance Committee met five times.

The Charter of the Governance Committee requires that the Committee consist of no fewer than two members who satisfy the “independence” requirements of the Nasdaq Marketplace Rules.  Each member of the Governance Committee meets these requirements.  A copy of the current Governance Committee Charter is available on the “Investor Relations” section of our website, www.innovexinc.com.

Director Nominations

The Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders.  Shareholders who wish to recommend a prospective nominee should follow the procedures set forth below in the section entitled “Shareholder Proposals for Nominees”.

Criteria for Nomination to the Board.  The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors.  The Committee has not adopted minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, as the Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account our needs and those of the Board of Directors.  The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

▪
Background, including high personal and professional ethics, integrity and values, and the ability to exercise good business judgment and enhance the Board’s ability to contribute to our Company’s overall corporate goals of technology leadership, low cost manufacturing, effective execution, high customer satisfaction, superior employee working environment and creation and preservation of shareholder value.

▪
Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group.

▪	Board skills needed, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees.

▪	Diversity, in terms of knowledge, experience, skills, expertise, and other demographics that contribute to the Board’s diversity.

▪	Business experience and educational background.

The Governance Committee also considers such other relevant factors as it deems appropriate.  The Governance Committee will consider persons recommended by the shareholders in the same manner as other nominees.

Process for Identifying and Evaluating Nominees.  The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm.  The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.  One or more Committee members will interview the prospective nominees in person or by telephone.  After completing the evaluation, the Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2009 Annual Meeting.  The nominees for this 2009 Annual Meeting were selected by the Governance Committee.  Of the nominees, Messrs. Andersen, Ankeny and Dauenhauer were elected by shareholders at our 2008 Annual Meeting.  Messrs. Clark and White were recommended to the Governance Committee as directors by Mr. Dauenhauer, and Mr. Wipuchanin was recommended to the Governance Committee as a director by Mr. White.  Messrs. Clark and White were elected as directors effective February 1, 2008.  Mr. Wipuchanin was elected as a director effective September 16, 2008.

We have not engaged a third-party search firm to assist in identifying potential director candidates, but the Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees.  The Governance Committee will consider written proposals from shareholders for nominees for director.  Any such nominations should be submitted to the Governance Committee c/o the Secretary of Innovex and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the 1934 Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made.  As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of our capital stock beneficially owned by the person.  To be considered, the written notice must be submitted in the time frame described under the caption “Shareholder Proposals for 2010 Annual Meeting” below.

Board Attendance at Board, Committee and Annual Shareholder Meetings

The Board of Directors met nine times during fiscal year 2008.  Each nominee serving as a director in fiscal year 2008 attended at least 75% of the meetings of the Board of Directors and any committee on which he served held during his term of service.  We do not have a formal policy on attendance at meetings of our shareholders.  However, we encourage all directors to attend all meetings, including the Annual Meeting of Shareholders.  One director attended the 2008 Annual Meeting of Shareholders in person.

Communications with Directors

Shareholders may communicate with the Board as a group, the chair of any committee of the Board of Directors or any individual director by sending an e-mail to chair.director@innovexinc.com or by directing the communication in care of the Corporate Secretary, at the address set forth on the front page of this proxy statement.  All communications will be received and processed by the Corporate Secretary.  You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  The Code of Ethics and Business Conduct may be found on the “Investor Relations” section of our website, www.innovexinc.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is comprised of Messrs. Ankeny (Chair), Clark, White and Wipuchanin. In accordance with its Charter, the Audit Committee reviewed and discussed the audited financial statements with management and BDO Seidman LLP, our independent accountants.  The discussions with BDO Seidman LLP also included the matters required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

BDO Seidman LLP provided to the Audit Committee the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  This information was discussed with BDO Seidman LLP.

Based on the discussions with management and BDO Seidman LLP, the Audit Committee’s review of the representations of management and the report of BDO Seidman LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended September 27, 2008, filed with the Securities and Exchange Commission.

Submitted By The Audit Committee Of The Board Of Directors

Philip D. Ankeny (Chair) John M. Clark III Kenneth L. White Thira Wipuchanin

The preceding report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “1933 Act”) or the 1934 Act, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

EXECUTIVE COMPENSATION

Discussion of Compensation

The following discussion describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the Named Executive Officers:

▪	Terry M. Dauenhauer, our Chief Executive Officer
▪	Randy L. Acres, our Chief Financial Officer
▪	Brian R. Dahmes, our Vice President, Engineering
▪	William P. Murnane, our former Chief Executive Officer
▪	Douglas W. Keller, our former Vice President, Finance
▪	Keith A. Foerster, our former Senior Vice President of Development and Sales
▪	E. Thomas Atchison, our former Vice President and Managing Director of Innovex Thailand

This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each Named Executive Officer during 2008, as reported in the compensation tables and accompanying narrative sections appearing on pages 14 to 18 of this proxy statement.

Mr. Keller ceased serving as our Vice President, Finance and Chief Accounting Officer as of April 30, 2008.  Mr. Foerster ceased serving as our Senior Vice President, Development and Sales effective April 30, 2008.  Mr. Atchison ceased serving as our Vice President and Managing Director of Innovex Thailand effective December 31, 2007.  Mr. Murnane ceased serving as our Chief Executive Officer on December 15, 2007 but continued to serve as our employee and Chairman of the Board until July 16, 2008.

Role of the Compensation Committee in the Compensation Process

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers.  Among its other duties, the Compensation Committee approves the compensation and terms of employment of our Chief Executive Officer and our senior management.  In addition, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer and other executive officers and evaluates their performance in light of these goals and objectives.

The Compensation Committee has also been appointed by the Board of Directors to administer our 1994 Stock Option Plan.  In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs.  For fiscal 2008, employees, including the Named Executive Officers, were eligible for cash bonuses depending upon our financial performance as compared to performance goals established by the Compensation Committee under what is referred to in this proxy statement as the 2008 Bonus Plan.

Under its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist it in performing its duties.  While the Compensation Committee did not use the services of a compensation consultant in determining fiscal year 2008 compensation for the Named Executive Officers, the Compensation Committee may choose to do so in the future.  The Compensation Committee also reviewed certain compensation related information and recommendations from certain members of management, as described below.  The consultant’s recommendations considered base salaries, bonus plans and stock option grants of peer companies, performance related to peer companies and stock option plan overhang.

Role of Management in the Compensation Process

In determining compensation for Named Executive Officers other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews.  The Chief Executive Officer also recommends to the Compensation Committee the base salaries for all Named Executive Officers, awards under the cash bonus compensation program, and the awards under the long-term equity program.  In addition, the Chief Executive Officer recommended to the Compensation Committee the corporate financial performance goals under the 2008 Bonus Plan.  From time to time, the Named Executive Officers are invited to attend meetings of the Compensation Committee.  However, no Named Executive Officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such Named Executive Officer’s compensation.

Objectives of Compensation Programs

The Compensation Committees’ governing philosophy for determining compensation levels is designed to attract and retain the highest quality personnel possible consistent with Innovex’ resources and capabilities.

For 2008, as with prior years, the Compensation Committee determined that base salaries should be targeted near the median of the market with cash bonuses at the target level and the value of long-term incentives from stock options also near the market median.  Total compensation should only be in excess of the market median if warranted by performance.

In determining Named Executive Officers’ annual base salary and target bonus compensation, the Compensation Committee considered our overall financial performance, the duties of the executive officer, the executive officer’s performance, a 2005 study of executive compensation, related compensation data and information for employees in various positions in Minnesota and Thailand, and with respect to the executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

In determining the number of stock options and therefore, the value of long-term equity compensation, the Compensation Committee reviews historical granting practice, option utilization, overhang and availability of shares under the 1994 Stock Option Plan for future grants, as well as the value of stock options for peer companies and the market median of that value.  The Compensation Committee believes that long-term equity bonus compensation among the executive officers should be structured such that the executive officers in positions of increasing responsibility have an opportunity to receive a correspondingly larger portion of the overall value of long-term equity compensation for the year.  The Compensation Committee believes that stock option grants to executive officers encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation.  The Compensation Committee believes that stock options help align management’s and shareholder’s interests in enhancing shareholder value.  The Compensation Committee generally approves annual stock option grants in recognition of performance of executive officers for the prior fiscal year.

2008 Compensation of Named Executive Officers

Base Salaries

At its meeting in October 2007, the Compensation Committee approved increases to the base salaries of the Named Executive Officers effective for calendar year 2008.  The following table shows the base salaries for the Named Executive Officers for calendar year 2008 as compared to fiscal year 2007.

Name	Fiscal Year 2007 Base Salary	Calendar Year 2008 Base Salary	% Difference 2008 as Compared to 2007
Terry M. Dauenhauer	$244,000	$285,000	16.8%
Brian R. Dahmes (1)	$157,590	$164,800	4.6%
William P. Murnane	$360,000	$360,000	0%
Douglas W. Keller	$165,000	$165,000	0%
Keith A. Foerster	$215,000	$215,000	0%
E. Thomas Atchison	$206,000	$206,000	0%

(1)
Calendar year 2008 base salary represents approximate amount reflected in the employment agreements we entered into with Mr. Dahmes effective April 1, 2008 and includes amounts payable in U.S. dollars and Thai baht, the dollar value of which may fluctuate because of changes in the exchange rate between U.S. dollars and Thai baht.

When Mr. Acres joined our company as our Chief Financial Officer in March 2008, the Compensation Committee set his base salary in connection with the negotiation of employment agreements with him.  Mr. Acres’ annual base salary, which has components payable in both U.S. dollar and Thai baht, for the remainder of fiscal year 2008 is approximately $232,000.

Bonus Plans

Consistent with its compensation philosophy and the objectives of annual cash bonus programs, the Compensation Committee adopted the 2008 Bonus Plan on October 23, 2007.  Employees, including the Named Executive Officers, participated in the 2008 Bonus Plan and would be eligible to receive a bonus only if they remained employed by us at the end of our 2008 fiscal year.

The 2008 Bonus Plan has two components, corporate objectives and individual objectives.  The bonus opportunity for each of the Named Executive Officers participating in the 2008 Bonus Plan was based on corporate objectives and not individual objectives.  The 2008 corporate objectives were measured based on three performance goals for fiscal year 2008: (1) dollar amount of revenue excluding pass-through materials weighted at 30% of the total bonus, (2) dollar amount of operating profit weighted at 35% of the total bonus, and (3) dollar amount of earnings before interest, taxes, depreciation, amortization and restructuring weighted at 35% of the total bonus. The Compensation Committee established minimum, target and maximum levels of achievement for each performance measure. The Named Executive Officer participants would receive cash bonuses depending on Innovex’ achievement of the three performance goals and the position of such participant with the Company.  Neither Messrs. Keller and Dahmes were selected to participated in the 2008 Bonus Plan.  Mr. Acres was appointed as the Company’s Chief Financial Officer on March 17, 2008 and so was not eligible to participate in the 2008 Bonus Plan.

The following table shows the minimum, target and maximum aggregate bonuses to each of the Named Executive Officers who participated in the 2008 Bonus Plan, including all components, as a percentage of the officer’s base salary at the end of fiscal year 2008:

Name	Minimum	Target	Maximum
Terry M. Dauenhauer	0	40	80
William P. Murnane	0	60	120
Keith A. Foerster	0	40	80
E. Thomas Atchison	0	35	70

For 2008, revenue excluding pass-through materials was $42.7 million, the operating loss was $20.4 million and the loss before interest, taxes, depreciation, amortization and restructuring was $(13.4) million.  Each of these measures for 2008 was below the minimum set by the Compensation Committee with respect to such measure.  Under the matrix associated with the 2008 Bonus Plan, our 2008 financial performance resulted in no cash bonuses to the Named Executive Officers.

On October 18, 2006, the Compensation Committee also established a deferred bonus plan  (the “Deferred Bonus Plan”) as a retention tool in light of our ongoing corporate restructuring efforts.  The Compensation Committee funded the Deferred Bonus Plan with $350,000 to be used for bonuses.  Under the Deferred Bonus Plan, certain employees earned cash bonuses based on their relative base salaries for fiscal year 2006 (excluding any bonus) in proportion to the pool.  The Compensation Committee did not adopt any similar bonus plan with respect to fiscal year 2008.

Long-Term Equity Compensation

The long-term equity component of executive compensation is provided primarily through stock options that are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels, past performance and future potential.  Stock options have been awarded at an exercise price equal to the fair market value on the date of grant and therefore have value only if the price of our stock appreciates from the price on the date on which the stock options are granted.  In this way, our executive officers and shareholders benefit equally from appreciation in our stock price. Stock options are awarded in a manner consistent with our objective to provide a long-term equity interest in us and to provide an opportunity for a greater financial reward if long-term performance is sustained.  To encourage a long-term perspective, options generally vest equally over five years.  The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as our 1994 Stock Option Plan.

Elements of Post-Termination Compensation

We have entered into employment agreements with the Named Executive Officers that include provisions relating to severance and change in control benefits.

See “Executive Compensation – Employment Agreements with Named Executive Officers and Post-Employment Arrangements” in this proxy statement for a discussion of the terms of the employment agreements and the value of benefits payable under employment agreements.

Summary Compensation Table

The following table shows information concerning compensation earned for services in all capacities during the fiscal years noted for (i) Terry M. Dauenhauer who began serving as our Chief Executive Officer on December 15, 2007 and previously served as our Chief Operating Officer; (ii) William P. Murnane who served as our Chief Executive Officer until December 15, 2007 and thereafter served as our employee until July 16, 2008; (iii) Randy L. Acres, who began serving as our Chief Financial Officer effective March 17, 2008; (iv) Douglas W. Keller, who served as our Vice President, Finance until April 30, 2008 and thereafter continued to serve as an employee on a part-time basis through the remainder of fiscal year 2008; (v) Brian R. Dahmes, the only other executive officer serving at the end of the fiscal year whose total compensation was at least $100,000, less the amount representing the change in pension value and nonqualified deferred compensation earnings and;  (iv) the two additional persons who would have been considered one of the three most highly compensated executive officers except that neither were serving as our executive officer at the end of fiscal year 2008 (together referred to as our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non- Equity Bonus Plan Compen- sation ($)(2)	All Other Compen- sation ($)(3)	Total ($)
Terry M. Dauenhauer (4)	2008	$305,937	$93,661	—	$20,850	$420,448
Chief Executive Officer	2007	238,615	63,901	$34,265	25,500	362,281
Randy L. Acres (5)	2008	124,342	1,508	—	8,585	134,435
Chief Financial Officer
Brian R. Dahmes	2008	178,290	21,152	—	191,758	391,200
Vice President, Engineering	2007	156,354	21,255	20,478	24,571	222,658
William P. Murnane (6)	2008	290,769	2,031	—	82,224	375,024
Former Chief Executive Officer	2007	351,923	89,591	$75,719	23,543	540,776
Douglas W. Keller (7)	2008	177,790	13,554	—	173,460	364,804
Former Vice President, Finance	2007	163,654	38,625	21,415	11,645	235,339
Keith A. Foerster (8)	2008	132,457	6,182	—	99,532	238,171
Former Senior Vice President, Development and Sales	2007	210,962	44,045	30,593	12,633	298,233
E. Thomas Atchison (9)	2008	80,137	0	—	57,567	137,704
Former Vice President and Managing Dir., Innovex Thailand	2007	202,500	29,011	25,832	26,733	284,076

(1)
Values expressed represent the actual compensation cost recognized by our company during fiscal 2008 for equity awards granted in 2008 and prior years as determined pursuant to Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123R”) utilizing the assumptions discussed in Note A, “Summary of Significant Accounting Policies – Stock-Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2008.

(2)	Represents bonuses paid to the Named Executive Officers under a Deferred Bonus Plan in effect for fiscal year 2007, which was reported for the year in which the related services were performed.
(3)	Includes the following amounts:

	Perquisites and Personal Benefits
	Housing Allowance	Automobile Allowance	Club Dues and Fees	Severance	Innovex Contribution to 401(k) Plan	Total
Terry M. Dauenhauer	$14,503	—	—	—	$6,347	$20,850
Randy L. Acres	8,585	—	—	—	—	8,585
Brian R. Dahmes	9,982	$8,250	0	$166,626	6,900	191,758
William P. Murnane	0	719	$5,374	69,231	6,900	82,224
Douglas W. Keller	0	1,560	0	165,000	6,900	173,460
Keith A. Foerster	0	1,770	0	90,962	6,800	99,532
E. Thomas Atchison	3,522	0	0	51,500	2,545	57,567

Severance amounts for Mr. Dahmes represents severance payment under an employment agreement dated October 1, 1997, as amended effective May 31, 2005, as a result of the planned termination of his employment.  Subsequent to this payment, we entered into an employment agreement dated April 1, 2008 with Mr. Dahmes.

(4)	Represents amounts paid to Mr. Dauenhauer in all capacities for the fiscal years noted.
(5)	Mr. Acres began serving as our Chief Financial Officer effective March 17, 2008 and therefore, amounts represent a partial year of compensation.
(6)
Mr. Murnane served as our Chief Executive Officer in fiscal year 2007 and from the beginning of fiscal year 2008 until December 15, 2007 and thereafter served as our employee until July 16, 2008.  Represents amounts paid to Mr. Murnane in all employee capacities for the fiscal year noted.

(7)
Mr. Keller served as our Vice President, Finance in fiscal year 2007 and from the beginning of fiscal year 2008 until April 30, 2008 and thereafter continued to serve as an employee on a part-time basis through the remainder of fiscal year 2008. Represents amounts paid to Mr. Keller in all capacities for the fiscal years noted.

(8)	Mr. Foerster ceased serving as our Senior Vice President, Development and Sales effective April 30, 2008.
(9)	Mr. Atchison ceased serving as our Vice President and Managing Director of Innovex Thailand effective December 31, 2007.

Grant of Plan-Based Awards in Fiscal 2008

The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended September 27, 2008.

		Estimated Future Payouts Under Non-Equity Bonus Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Terry M. Dauenhauer	10/23/2007	$0	$114,000	$228,000	—	—	—
	10/23/2007	—	—	—	100,000	$0.91	$41,040
	04/16/2008 (4)	—	—	—	250,000	0.365	58,852
Randy L. Acres	03/17/2008 (4)	—	—	—	125,000	0.185	13,936
Brian R. Dahmes	10/23/2007	—	—	—	10,000	0.905	2,645
	4/16/2008	—	—	—	50,000	0.365	11,765
William P. Murnane	10/23/2007	0	216,000	432,000	—	—	—
	10/23/2007	—	—	—	70,000	0.905	28,728
Douglas R. Keller	10/23/2007	—	—	—	30,000	0.905	12,312
Keith A. Foerster	10/23/2007	0	86,000	172,000	—	—	—
	10/23/2007	—	—	—	40,000	0.905	16,416
E. Thomas Atchison	10/23/2007	0	72,100	144,200	—	—	—

(1)
Represents bonuses that may have been earned by the Named Executive Officers under our 2008 Bonus Plan.  No bonuses were earned under the 2008 Bonus Plan.  For a description of the 2008 Bonus Plan, refer to refer to the information under the headings of Compensation Discussion and Analysis entitled “Design of Bonus Plans” and “Elements of In-Service Compensation – Cash Bonus,” respectively.

(2)	Options vest and become exercisable in equal installments on the first five anniversaries of the date of grant.
(3)
Values expressed represent fair value of the award as determined pursuant to SFAS 123R utilizing the assumptions discussed in Note A, “Summary of Significant Accounting Policies – Stock-Based Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2008.

(4)
These options were amended after the end of fiscal year 2008 and amounts reflected above do not reflect these amendments.  See the section below “Amendments to Options Granted in Fiscal Year 2008” for additional information.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at September 27, 2008.  Because of the terminations of their employment, Mr. Atchison’s options terminated effective January 30, 2008, Mr. Foerster’s and Mr. Keller’s options terminated as of May 30, 2008, and Mr. Murnane’s options terminated as of August 15, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)
Terry M. Dauenhauer	40,000	10,000	8.9000	11/20/2013
	30,000	20,000	4.4000	10/15/2014
	14,000	21,000	3.0600	10/19/2015
	8,000	32,000	2.4050	10/18/2016
	—	100,000	0.9050	10/23/2017
	— (3)	250,000 (3)	0.3650	4/16/2018
Randy L. Acres	— (3)	125,000 (3)	0.1850	3/17/2018
Brian R. Dahmes	12,000	—	11.5005	10/23/2008
	6,000	—	7.8125	10/21/2009
	15,000	—	13.0313	10/13/2010
	9,000	—	1.7500	10/11/2011
	12,000	—	1.9550	10/11/2012
	10,000	2,500	9.7950	1/12/2014
	9,000	6,000	4.4000	10/15/2014
	4,000	6,000	3.0600	10/19/2015
	2,000	8,000	2.4050	10/18/2016
	—	10,000	0.9050	10/23/2017
	—	50,000	0.3650	4/16/2018

(1)
Options granted prior to October 23, 2007 vest and become exercisable in equal installments on the first five anniversaries of the date of grant.  With the exception of the options issued to Mr. Acres on March 17, 2008, which vest over five years, options granted on or after October 23, 2007 vest and become exercisable in equal installments on the first three anniversaries of the date.

(2)	The expiration date of each option is the ten-year anniversary of the date of grant of such option.
(3)
These options were amended after the end of fiscal year 2008 and amounts reflected above do not reflect these amendments.  See the section below “Amendments to Options Granted in Fiscal Year 2008” for additional information.

Amendments to Options Granted in Fiscal Year 2008

On November 25, 2008, the Compensation Committee approved certain actions relating to outstanding option granted under our 1994 Stock Option Plan, as described below.

The 1994 Stock Option Plan provides that no optionee may be granted in any fiscal year one or more options to purchase an aggregate total of more than 100,000 shares of our common stock. In fiscal year 2008, two options were issued in excess of this limit: an option to Mr. Dauenhauer to purchase 250,000 shares of the our common stock granted on April 16, 2008, and an option to Mr. Acres to purchase 125,000 shares of our common stock granted on March 17, 2008.

In order to rectify the inadvertent issuance of options in excess of the limit of the 1994 Stock Option Plan, the Compensation Committee approved the cancellation of the April 2008 option to Mr. Dauenhauer and the cancellation of 25,000 shares underlying the March 2008 option to Mr. Acres, representing the portion of such option that would otherwise vest on March 17, 2013. The Compensation Committee also amended the vesting of the March 2008 option to Mr. Acres such that the option for 100,000 shares vests as to one-fourth of the underlying shares on March 17, 2009, 2010, 2011 and 2012. The Compensation Committee granted Mr. Acres an option to purchase 25,000 shares on October 25, 2008 in anticipation of the partial cancellation and amendments to the March 2008 option described above.

In consideration of the agreement of Mr. Dauenhauer to cancel the April 2008 option, on November 25, 2008 the Compensation Committee granted Mr. Dauenhauer an option to purchase 250,000 shares of our common stock outside of the 1994 Stock Option Plan. This option was structured to have substantially the same terms as the cancelled April 2008 option, including an exercise price of $0.365 per share and vesting with respect to one-third of the option shares on April 16, 2009, 2010 and 2011. The exercise price of $0.365 per share is in excess of the closing price of our common stock on November 25, 2008. The Compensation Committee also approved a grant to Mr. Dauenhauer of an option to purchase 25,000 shares of our common stock with respect to our fiscal year 2009. This option is in addition to the option to purchase 100,000 shares of our common stock granted to Mr. Dauenhauer on October 23, 2008 and is designed to provide a further long-term equity incentive consistent with the Compensation Committee’s initial consideration of options for Mr. Dauenhauer with respect to fiscal year 2009. The option to purchase 25,000 shares was also granted outside of the 1994 Stock Option Plan, but with substantially the same terms as the October 23, 2008 option, including an exercise price of $0.165 per share and vesting with respect to one-third of the underlying shares on October 23, 2009, 2010 and 2011. The exercise price of $0.165 per share is in excess of the closing price of our common stock on November 25, 2008.

2008 Option Exercises and Stock Vested

The following table sets forth certain information concerning options exercised and stock vested during fiscal 2008 for the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Terry M. Dauenhauer	—	—
Randy L. Acres	—	—
Brian R. Dahmes	—	—
William P. Murnane	—	—
Douglas W. Keller	—	—	3,333	$1,766
Keith A. Foerster	—	—
E. Thomas Atchison	—	—

(1)	Represents the number of shares vested multiplied by the fair market value of our common stock on the date of vesting.

Employment Agreements with Named Executive Officers and Post-Employment Arrangements

Certain terms used in the employment agreements of Messrs. Dauenhauer, Foerster and Murnane have defined meanings.  The terms “cause,” “change in control,” and “good reason,” used in these employment agreements are defined as follows with the term “Employee” referring to the executive officer party thereto and the “Company” refers to Innovex:

Term	Definition
Good Cause
Good Cause shall exist if the Employee has (a) engaged in theft, embezzlement, other act of dishonesty, moral turpitude, or any willful violation of the Securities Exchange Act of 1934, as amended; (b) materially breached any of his obligations under this Agreement; or (c) engaged in gross mismanagement or gross negligence in the performance of his duties hereunder. With respect to (b) and (c), Employee shall be given written notice of the facts believed to constitute grounds for termination and a 30-day period in which to cure those grounds to the satisfaction of the Board.

Term	Definition
Good Reason
Good Reason shall exist if the Employee experiences (a) a material reduction in his compensation or responsibilities (except if such change is made available  as reasonable accommodation in the event of Employee’s Disability or other inability to perform his duties due to a physical or mental condition) or (b) a requirement that he relocate to a workplace more than 50 commuting miles from his principal residence, provided however that Good Reason shall not exist following a Change in Control if the Employee retains responsibility for a division, subsidiary or other operational unit or entity that is substantially similar to or larger than Innovex as it existed prior to the Change in Control.

Change in Control
A Change in Control shall be deemed to have occurred if any of the following occur:

(1)           Any “Person” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the Exchange Act)) acquires or becomes a beneficial owner (as defined in Rule 13d-3 or any successor rule), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors (Voting Securities) or 20% or more of the outstanding shares of common stock of the Company (Common Stock), provided, however, that the following shall not constitute a Change in Control:
(a) any acquisition or beneficial ownership by the Company or a subsidiary of the Company;
(b) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries;
(2)           Continuing Directors shall not constitute a majority of the members of the Board of Directors of the Company. Continuing Directors shall mean: (a) individuals who, on the date hereof, are directors of the Company, (b) individuals elected as directors of the Company subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of the Company, or (c) any individual elected or appointed by the Board of Directors of the Company to fill vacancies on the Board of Directors of the Company caused by death or resignation (but not by removal) or to fill newly-created directorships, provided that a Continuing Director shall not include an individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the threatened election or removal of directors (or other actual or threatened solicitation of proxies or consents) by or on behalf of any person other than the Board of Directors of the Company;

(3)           Consummation of a reorganization, merger or consolidation of the Company (other than a merger or consolidation with a subsidiary of the Company), unless immediately following such reorganization, merger or consolidation, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Common Stock immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, 51% or more respectively of (a) the combined voting power of the then outstanding Voting Securities entitled to vote generally in the election of directors, and (b) the then outstanding shares of Common Stock of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership of the Voting Securities and Common Stock, as the case may be, immediately prior to such reorganization, merger or consolidation; or

(4)           Consummation of a liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company (in one or a series of transactions), other than to a wholly-owned subsidiary of the Company.

Notwithstanding anything stated above, a Change of Control event shall not be deemed to occur with respect to the Employee if the acquisition or beneficial ownership of the 20% or greater interest referred to in (1) is by the Employee or a group, acting in concert, that includes the Employee or a majority of the then combined voting power of the then outstanding Voting Securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall, immediately after a reorganization, merger, consolidation or disposition of assets referred to in (3) or (4) of this definition, be beneficially owned, directly or indirectly, by the Employee or by a group, acting in concert, that includes the Employee.

Term	Definition
Disability
The Employee’s Disability shall occur if he becomes unable to substantially, with or without reasonable accommodation, perform his duties under this Agreement, by reason of any medically determinable physical or mental impairment, for at least 180 consecutive days. The existence of a Disability will be determined pursuant to the standards for entitlement for long-term disability benefits set forth in Innovex’ Long-Term Disability Plan.

For the purposes of the employment agreements with Messrs. Acres, Dahmes, Atchison and Keller, the following defined terms have the following meanings with the term “Employee” referring to the officer and the “Company” refers to Innovex:

Term	Definition
Cause
▪ The Employee is indicted or an information claim is brought against him alleging the commission of a felony or any misdemeanor arising out of a theft, embezzlement, other act of dishonesty, moral turpitude, or any willful violation of the Securities Exchange Act of 1934, as amended; or
▪ [for Mr. Acres and Dahmes only] The Employee engages in acts of personal dishonesty that are intended to result in substantial personal enrichment of the Employee at the expense of Innovex;
▪ The Employee breaches any of his obligations under this Agreement; or
▪ Gross mismanagement.

Change in Control
As used in this Agreement, a “Change in Control” shall mean a Change in Control which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), whether or not Innovex is then subject to such reporting requirements and which does not arise from a transaction or a series of transactions authorized, recommended or approved by formal action taken by the Board, including, without limitation, if:
▪ Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), other than Innovex’ officers and directors as a group, directly or indirectly, of securities of Innovex representing 20% or more of the combined voting power of Innovex’ then outstanding securities; or
▪ There ceases to be a majority of the Board comprised of individuals described below.
For purposes of this Subsection 3.3 only, the “Board” shall mean:  (a) individuals who on the date hereof constituted the Board of Innovex; and (b) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control.

Total Disability
“Total Disability” shall occur if Employee becomes unable to substantially perform his duties under this Agreement by reason of any medically determinable physical or mental impairment which is expected to last for a continuous period of 12 months or more or is likely to result in death.

Constructive Termination	Material reduction in salary or employment responsibilities without the consent of the Employee.

Agreement with Messrs. Dauenhauer, Acres and Dahmes

Effective February 16, 2006, we entered into an employment agreement with Terry Dauenhauer as our Senior Vice President and Chief Operating Officer.  On January 16, 2008, the Compensation Committee approved and the independent directors of our Board ratified an amended and restated employment agreement for Mr. Dauenhauer relating to his service as our President and Chief Executive Officer.  Mr. Dauenhauer has served as our President and CEO since December 15, 2007.  Pursuant to the Agreement, Mr. Dauenhauer will receive an annual base salary of $285,000 with salary reviews to occur at least once per year and is also eligible for a bonus award pursuant to a bonus plan determined by the Board. A bonus awarded may take the form of cash or stock options. If Mr. Dauenhauer is terminated by us for other than Good Cause or by Mr. Dauenhauer with Good Reason, we will continue to pay his base salary and the employer share of group health and dental premiums for 12 months from the termination date. The agreement also provides Mr. Dauenhauer compensation following a Change in Control. This compensation includes a continuation of his base salary for 18 months, payment of the employer share of his group health and dental premiums for up to 18 months and immediate 100% vesting of any unvested stock options. In addition, if Mr. Dauenhauer’s employment is terminated without Good Cause by us or by Mr. Dauenhauer with Good Reason, we will provide relocation expenses back to the United States not to exceed $50,000.

Effective March 17, 2008, Randy Acres accepted the position of our Chief Financial Officer.  Under the employment agreements between us and Mr. Acres, Mr. Acres will receive an annual base salary of $132,000 and an additional Thai baht salary of 3,120,000 (approximately $100,000 depending on the exchange rate) for a total base salary of approximately $232,000. He will also receive a housing and transportation allowance of 40,000 baht per month, as well as reimbursement for vacation airfare.  We will pay Mr. Acres’ reasonable relocation expense from Bangkok to Chiang Mai at any time during his first year of employment.  Salary reviews are to occur at least once per year. Under the dual employment agreement, Mr. Acres will also be eligible for a bonus award pursuant to a bonus plan determined by the Board. A bonus awarded may take the form of cash or stock options. If Mr. Acres is terminated by us for any reason other than Good Cause or by Mr. Acres with Good Reason, we will continue to pay his base salary and the employer share of group health and dental premiums for 12 months from the termination date. The agreement also provides Mr. Acres’ compensation following a Change in Control. This compensation includes a continuation of his base salary for 12 months and payment of the employer share of his group health and dental premiums for up to 12 months. In addition, if Mr. Acres’ employment is terminated by us, we will provide reasonable relocation expenses back to the United States and pay for certain temporary housing expenses.

Effective April 1, 2008, we entered into employment agreements with Brian R. Dahmes relating to his service as our Vice President, Engineering.  Under the dual employment agreement between us and Mr. Dahmes, Mr. Dahmes will receive a base salary of approximately $104,400 annually and an additional Thai baht salary of 164,800 per month (approximately $60,400 annually, depending on the exchange rate)  for a total annual base salary of approximately $164,800.  He will also receive a housing and transportation allowance of 30,000 baht per month, as well as reimbursement for vacation airfare.  Mr. Dahmes will be eligible for the Innovex Inc. standard health, dental and life insurance plans and continues to be eligible for the Vice President monthly car allowance according to our standard policy.  We will also pay for all reasonable actual costs related to storage of goods in the United States until 30 days following termination of the employment agreement.  All tuition and fees related to pre-university schooling will be paid or reimbursed by us for Mr. Dahmes children up to and including the age of 18.  Salary reviews are to occur at least once per year. Under the employment agreements, Mr. Dahmes will also be eligible to participate in option and bonus programs as determined by the Board.  If Mr. Dahmes is terminated by us for any reason other than Good Cause or by Mr. Dahmes with Good Reason, we will continue to pay his base salary and the employer share of group health and dental premiums for 12 months from the termination date. The agreement also provides Mr. Dahmes’ compensation following a Change in Control, which is continuation of his base salary for 12 months and payment of the employer share of his group health and dental premiums for up to 12 months.  In addition, if Mr. Dahmes’ employment is terminated without Good Cause by us or by Mr. Dahmes with Good Reason, we will provide reasonable relocation expenses back to the United States.

While he has served as our Vice President, Engineering since August 2005, we entered into the April 2008 agreement with Mr. Dahmes to replace our prior agreement with him.  Just prior to April 2008, we notified Mr. Dahmes that his employment would be terminated, which triggered our obligation to pay Mr. Dahmes severance under his prior agreement.  Subsequent to that notification, we determined we would be able to continue to employ Mr. Dahmes and entered into the April 2008 agreement with him.  Under the April 2008 agreement, in lieu of any severance claim on or prior to May 31, 2013, Mr. Dahmes will be paid the sum of $104,152.68 and 1,977,600 baht on or about May 31, 2008, which represents the severance payments under his prior agreement.  If Mr. Dahmes’ employment is terminated by Innovex involuntarily for other than cause on or prior to May 31, 2013, Mr. Dahmes will be provided with 90 days notice, but any severance payment to Mr. Dahmes will be considered already paid in full by the May 31, 2008 payment.

However, after May 31, 2013 Mr. Dahmes will be provided with 90 days notice for a termination of employment by Innovex involuntarily (not including death or disability and other than Termination for Cause), the termination of Innovex’ operations as a result of bankruptcy or insolvency, a Change in Control of Innovex or a termination by Mr. Dahmes for Good Reason that is a material reduction in his compensation or responsibilities (except if such change is made available as reasonable accommodation in the event of Mr. Dahmes’ Disability or other inability to perform his duties due to a physical or mental condition). He will also be entitled to severance, with the amount depending on the date of termination.  If such termination is after May 31, 2013 and on or before May 31, 2014, severance will be equal to 3 months total US and Thai base pay at that time; if after May 31, 2014 and on or before May 31, 2015 severance will be equal to 6 months total US and Thai base pay at that time; if after May 31, 2015 and on or before May 31, 2016 severance will be equal to 9 months total US and Thai base pay at that time and if after May 31, 2016 severance will be equal to 12 months total US and Thai base pay at that time.

Agreements with Mr. Murnane

On October 19, 2005, we entered into an employment agreement with William P. Murnane relating to his service as President and Chief Executive Officer of Innovex.

On January 16, 2008, we entered into an amendment to our employment agreement with Mr. Murnane. Under the amendment, Mr. Murnane’s employment will end one year from January 16, 2008 unless either he or we terminate his employment sooner.  There was no change in Mr. Murnane’s annual base compensation at the time of the amendment.  Under the amendment, if Mr. Murnane’s employment is terminated by us or by Mr. Murnane for any reason other than Good Cause, we will continue to pay his base salary and the employer share of group health and dental premiums for 365 days from the termination date, provided the 365 day period will be reduced by one day for each day after the date of the amendment that Mr. Murnane continues as an employee of the Company (the “Continuation Period”). Additionally, if, following a Change in Control, Mr. Murnane’s employment is terminated without Good Cause or he resigns for Good Reason, he will receive immediate 100% vesting of any unvested stock options, in addition to the salary continuation and employer share of insurance premiums described above. If Mr. Murnane’s termination is for Good Cause, his base salary and benefits will be paid only through his termination date. If there is a Change in Control, in addition to the payments noted above during the Continuation Period, Mr. Murnane will receive his base salary for an additional six months after the Continuation Period and the continuation of the payment of the employer share of employee’s group health and dental premiums for an additional six months after the Continuation Period.

On January 16, 2008, we entered into an agreement with Mr. Murnane to serve as Chairman of the Board of Innovex for a period of six months or until his earlier death or removal. Mr. Murnane received $10,000 retainer per month for his service as Chairman of the Board. As additional consideration for his services as Chairman of the Board, we transferred title of a vehicle utilized by Mr. Murnane during his service to us.  This agreement expired by its terms on July 16, 2008.  On July 18, 2008, the Board ratified the termination of Mr. Murnane’s employment agreement with us on July 16, 2008, concurrently with the termination of his role as Chairman.  Mr. Murnane will receive the benefits following termination as described in the January 16, 2008 amendment to his employment agreement, described above.  Following July 16, 2008, Mr. Murnane continued to serve as a director and was compensated in accordance with our standard non-employee director arrangements until his resignation as a director on July 23, 2008.

Agreements with Messrs. Keller, Atchison & Foerster

We have also entered into employment agreements with Douglas W. Keller, our former Vice President, Finance, E. Thomas Atchison, our former Vice President and Managing Director, Innovex Thailand and Keith A. Foerster, our former Senior Vice President, Development and Sales.

The employment agreements with Messrs. Atchison and Keller provide that they will be entitled to a lump sum cash severance payment of 12 months’ base salary at the time of termination in the event of involuntary termination other than for cause, termination of our operations due to bankruptcy or insolvency, total disability of the executive officer, a change in control of Innovex or constructive termination.  For Mr. Foerster, if he terminates his employment for good reason or if we terminate his employment for other than good cause and such termination is not related to a change in control, Mr. Atchison will continue to be paid his regular salary and employee benefits for 12 months after the date of termination of employment.

The employment agreements also prohibit disclosure of confidential information concerning Innovex and require disclosure of, and assignment of, inventions, discoveries and other works relating to the employment of these executive officers.  The employment agreements contain a covenant not to compete with us at any time during employment with us and for a period following termination of employment.

On April 30, 2008, we entered into a part-time employment agreement with Mr. Keller. Pursuant to this agreement, Mr. Keller ceased serving as our Vice President, Finance and Chief Accounting Officer and as our principal accounting officer as of April 30, 2008. The termination of Mr. Keller's employment was related to the transfer of some corporate functions to Thailand.  As of the result of the termination of his employment, Mr. Keller was entitled to the post-termination benefits under his employment agreement and received a severance of $165,000 following the termination of his employment.  Further, under the part-time employment agreement, effective May 1, 2008, Mr. Keller became a part-time employee on an at-will basis at an hourly rate of $110 or $150, depending on when the services are rendered. Mr. Keller reported to our Chief Financial Officer and assisted in the transfer of the corporate offices to Thailand and other tasks as assigned. Mr. Keller was not eligible for any Company benefits or be eligible for any equity based compensation under the part-time employment agreement. The part-time employment agreement superseded our prior employment agreement with Mr. Keller, except that certain obligations of Mr. Keller relating to assignment of inventions, confidential information and non-competition will continue.  Mr. Keller ceased serving as a part-time employee on  November 21, 2008.

On November 16, 2007, we entered into an amendment to our employment agreement with Mr. Foerster. Under the amendment, Mr. Foerster’s employment will end one year from November 16, 2007 unless either he or Innovex terminates his employment sooner. During this time, he continued to assist us in the transition of its corporate office to Thailand. There was no change in Mr. Foerster’s annual base compensation with the amendment. Under the amendment, if Mr. Foerster’s employment is terminated by us or by Mr. Foerster for any reason other than Good Cause, we would continue to pay his base salary and the employer share of group health and dental premiums for 365 days from the termination date, provided the 365 day period will be reduced by one day for each day after the date of the Amendment that Mr. Foerster continues as an employee of the Company. Additionally, if Mr. Foerster’s employment is terminated without Good Cause or he resigns for Good Reason following a Change in Control, he will receive immediate 100% vesting of any unvested stock options, in addition to the salary continuation and employer share of insurance premiums described above. If Mr. Foerster’s termination is for Good Cause, his base salary and benefits will be paid only through his termination date. Mr. Foerster terminated his employment with Innovex as of April 30, 2008 and received a severance payment of $90,962 following his last day of employment.

Effective December 21, 2007, we entered into an employment separation agreement with E. Thomas Atchison who served as our Vice President and Managing Director of Innovex Thailand.  Under this agreement, Mr. Atchison’s last day of employment with us was December 31, 2007.  Mr. Atchison received a severance payment of $51,500, equal to three months base salary, following his last day of employment.

DIRECTOR COMPENSATION

Non-employee directors receive compensation through one of two compensation plans: a cash payment plan or a equity payment plan.  The non-employee director must select a compensation plan prior to election or re-election each year.  For fiscal year 2008, Messrs. Andersen, Ankeny and Clark selected the equity payment plan and Messrs. White and Wipuchanin selected the cash payment plan.

Non-employee directors selecting the equity compensation plan will receive an option to purchase 15,000 shares, as well a monthly retainer of $1,000 per month.  Non-employee directors selecting the cash payment option will be paid a monthly retainer of $1,000 and an annual retainer of $7,000, as well as meeting fees of $1,000 for each Board of Directors meeting attended and $500 for each committee meeting attended.  In addition, each non-employee director selecting the cash payment option will receive an automatic grant of options to purchase 1,000 shares of common stock at an exercise price equal to the fair market value of such common stock on the date on which such director is re-elected.  On January 16, 2008, we entered into an agreement with Mr. Murnane to serve as Chairman of the Board of Innovex for a period of six months or until his earlier death or removal. See “Employment Agreements with Named Executive Officers and Post-Employment Arrangements – Agreements with Mr. Murnane” for information regarding his compensation for these services.

Any non-employee director elected for the first time by the shareholders or the Board of Directors will receive an option to purchase 20,000 shares of common stock at an exercise price equal to the fair market value of a share of common stock on the date such director is elected.  These options will be in addition to any other option grant to the non-employee director under the cash payment plan or equity payment plan.  Any director first elected during a particular year and not at an annual meeting will receive a pro-rata amount of the retainer and meeting fees for that year.  On their respective dates of appointments to the Board, Messrs. Clark, White and Wipuchanin received a ten-year option to purchase 20,000 shares of common stock at the fair market value of a share of common stock on that date.  The options vest and become exercisable on the six-month anniversary of the date of grant.

The following table shows for fiscal year 2008, the cash and other compensation paid by us to each of our Board members:

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
William P. Murnane (3)	$60,000	—	$36,000	$96,000
D. Allen Andersen	12,000	$6,662	—	18,662
Philip D. Ankeny	12,000	6,662	—	18,662
Robert C. Buhrmaster (4)	14,000	—	—	14,000
Kenneth J. Roering (4)	4,000	—	—	4,000
John M. Clark III (4)	8,000	3,272	—	11,272
Kenneth L. White (4)	17,000	3,272	—	20,272
Thira Wipuchanin (4)	—	437	—	437

(1)	Represents cash retainer and meeting fees for fiscal year 2008 as described above.
(2)
Values expressed represent the actual compensation cost recognized by our company during fiscal 2008 for equity awards granted in 2008 and in prior years as determined pursuant to SFAS 123R utilizing the assumptions discussed in Note A, “Summary of Significant Accounting Policies – Stock-Based Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 27, 2008. The aggregate number of stock options outstanding at September 27, 2008 and held by the current and former directors identified above was: Mr. Murnane, 0 shares; Mr. Andersen, 50,000 shares; Mr. Ankeny, 70,000 shares; Mr. Buhrmaster, 0 shares; Mr. Roering, 0 shares; Mr. Clark, 20,000 shares; Mr. White, 20,000 shares; and Mr. Wipuchanin, 20,000 shares.

(3)
Mr. Murnane served as Chairman of the Board until July 16, 2008 and ceased serving as a director effective July 23, 2008.  “All Other Compensation” for Mr. Murnane represents the value of a vehicle transferred to him pursuant to our January 16, 2008 agreement with him.

(4)
Mr. Buhrmaster ceased serving as a director effective February 1, 2008. Mr. Roering ceased serving as a director effective January 15, 2008.  Messrs. Clark and White were elected as directors effective February 1, 2008.  Mr. Wipuchanin was elected as a director effective September 16, 2008.  Amounts represent a partial year of service.

Terry M. Dauenhauer, who is a director and an executive officer, received no compensation for Board or committee service during fiscal 2008.

CERTAIN RELATIONSHIPS AND RELATED PERSONS TRANSACTIONS

Since the beginning of 2008, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all of transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct of indirect material interest.  Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions.  Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  The insiders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4, and 5.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended September 27, 2008, all Section 16(a) filing requirements applicable to our insiders were complied with.

PROPOSAL 2:
APPOINTMENT OF INDEPENDENT AUDITORS

On September 18, 2008, the Audit Committee has appointed BDO Seidman LLP as our independent registered public accountants for the current year.  The Audit Committee has also selected BDO Seidman LLP as our auditors for the year ended October 3, 2009.  Although shareholder approval is not required, it is the policy of the Board of Directors to request shareholder ratification of the appointment or reappointment of independent registered public accountants for the year ended October 3, 2009.

The Board of Directors recommends that the shareholders vote “for” the proposal to approve the appointment of BDO Seidman LLP, and the endorsed proxy will be so voted unless a contrary vote is indicated.  In the event the shareholders do not approve the reappointment of BDO Seidman LLP, the Audit Committee will make another appointment to be effective at the earliest possible time.

Representatives of BDO Seidman LLP will be in attendance at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they desire to do so.  In addition, representatives will be available to respond to appropriate questions.

Approval of Proposal 2: Ratification of appointment of BDO Seidman LLP requires the affirmative vote of the holders of a greater of: (a) a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on Proposal 2 or (b) a majority of the voting power of the minimum number of shares that would constitute a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
APPOINTMENT OF BDO SEIDMAN LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
___________________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Appointment of New Auditor

On August 13, 2008, the Chair of the Audit Committee received a letter from Grant Thornton LLP (“Grant Thornton”) notifying us of Grant Thornton’s resignation as our independent registered public accounting firm.

The audit report of Grant Thornton on the consolidated financial statements of Innovex and subsidiaries as of and for the year ended September 29, 2007 and September 30, 2006 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In our two most recent fiscal years and any interim period, there were no disagreements between us and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Grant Thornton would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such years.  In our two most recent fiscal years and any interim period, there were no reportable events.

On September 18, 2008, the Audit Committee engaged BDO Seidman, LLP (“BDO Seidman”) as our new independent registered public accounting firm. Prior to the engagement, and for the preceding two most recent fiscal years and any subsequent interim period prior to the engagement, neither Innovex nor anyone on our behalf consulted with BDO Seidman regarding either: (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements nor has BDO Seidman provided any written report or oral advice to us that BDO Seidman concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or a reportable event.

As used in this section, the term “reportable event” has the meaning defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K.  The term “disagreement” has the meaning defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K.

Accountant Fees and Services

The following is an explanation of the fees billed to us by Grant Thornton and BDO Seidman for professional services rendered during the fiscal years ended September 27, 2008 and September 29, 2007, which totaled $343,179 and $309,036, respectively.  We did not engage BDO Seidman for any purpose in the fiscal year ended September 29, 2007 and therefore, the fees for such fiscal year (including those detailed below) relate solely to services of Grant Thornton.  For the fiscal year ended September 27, 2008, $72,210 of the fees relate to the services of Grant Thornton and $270,969 of the fees relate to the services of BDO Seidman, who was engaged as our auditor in for a portion of fiscal year 2008 beginning on September 18, 2008.

Audit Fees. The aggregate fees billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Form 10-Q, or other services normally provided in connection with statutory and regulatory filings or engagements for the fiscal years ended September 27, 2008 and September 29, 2007 totaled $318,179 and $264,327, respectively.  Of these fees for fiscal year ended September 27, 2008, $47,210 relate to services of Grant Thornton and $270,969 relate to services of BDO Seidman.

Audit-Related Fees.  The aggregate fees billed to us for professional services for assurance and related services by Grant Thornton LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees,” including statutory filings, accounting consultations and the audit of management’s assessment of internal controls for the fiscal years ended September 27, 2008 and September 29, 2007 totaled $0 and $21,110, respectively.

Tax Fees.  The aggregate fees billed to us for professional services related to tax compliance, tax advice, and tax planning, for the fiscal years ended September 27, 2008 and September 29, 2007 totaled $25,000 and $23,599, respectively.  Of these fees for fiscal year ended September 27, 2008, the full amount relate to services received from Grant Thornton only.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $10,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting.  The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls.  These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to our management.  Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for fiscal year 2008 were pre-approved by the Audit Committee or a member of the Committee before the auditor was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any shareholder desiring to submit a proposal for action at the 2010 Annual Meeting of Shareholders to be held on or about February 3, 2010 and presentation in our proxy statement with respect to such meeting should arrange for such proposal to be delivered to our offices, 3033 Campus Drive, Suite E180, Plymouth, MN 55441, addressed to Chairman of the Board, no later than September 22, 2009 in order to be considered for inclusion in our proxy statement relating to the meeting.  Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the 1934 Act, rules and regulations of the Commission and other laws and regulations to which interested persons should refer.

Pursuant to Rule 14a-4(c)(1) of the 1934 Act, if a proponent of a proposal fails to notify us at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.  With respect to our 2010 Annual Meeting of Shareholders, if we are not provided notice of a shareholder proposal, which the shareholder has not previously sought to include in our proxy statement, by November 15, 2009, we will be allowed to use its voting authority as described above.

OTHER BUSINESS

The Board of Directors knows of no matters other than the foregoing to be brought before the meeting.  However, the enclosed proxy gives discretionary authority in the event that any additional matters should be properly presented.  Our Annual Report for the past fiscal year is enclosed herewith and contains our financial statements for the fiscal year ended September 27, 2008.  A copy of Form 10-K, the annual report filed by us with the Commission, will be furnished without charge to any shareholder who requests it in writing from us at the address noted on the first page of this proxy statement.

By Order of the Board of Directors,

John M. Clark III, Chairman of the Board

PROXY

INNOVEX, INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 4, 2009

Solicited by the Board of Directors for use at the Annual Meeting

The undersigned hereby appoints Terry M. Dauenhauer and Randy L. Acres, or either of them, as attorneys and proxies (each with full power to act alone and full power of substitution and revocation), to represent the undersigned at the Annual Meeting of Shareholders to be held at the Company’s headquarters, 3033 Campus Drive, Suite E180, Plymouth, Minnesota 55441 on February 4, 2009 at 9:00 a.m. Plymouth, Minnesota time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated on the reverse side, all shares of common stock of Innovex, Inc. held of record by the undersigned at the close of business on December 15, 2008, and that the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

This proxy, if properly executed, will be voted in the manner directed herein by the undersigned.  If no direction is given, this proxy will be voted FOR each nominee named in Proposal 1 and FOR Proposal 2.  Please sign, date and detach below and return this proxy form using the envelope provided.

SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

[please detach here]

___________________________________________________

INNOVEX, INC. 2009 ANNUAL MEETING OF STOCKHOLDERS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE AND EACH PROPOSAL.

1.           ELECTION OF DIRECTORS:

01 D. Allen Andersen	04 Terry M. Dauenhauer	[ ] Vote for all nominees	[ ] Vote WITHHELD
02 Philip D. Ankeny	05 Kenneth L. White	(except as marked)	from all nominees
03 John M. Clark III	06 Thira Wipuchanin

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.	PROPOSAL TO RATIFY APPOINTMENT OF BDO SEIDMAN LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 3, 2009.

           FOR                                 AGAINST                                           ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH NOMINEE AND FOR EACH OTHER PROPOSAL.

Dated:	_____________________________________________________, 20__________

__________________________________________________________________
(Signature)

__________________________________________________________________
(Signature)

Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.